UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 13, 2010

HCP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	1-08895	33-0091377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 300 Long Beach, California		90806
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code: (562) 733-5100

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry Into a Material Definitive Agreement.

Purchase Agreement

On December 13, 2010, HCP, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with HCP 2010 REIT LLC, a Delaware limited liability company and an indirect subsidiary of the Company (“Buyer”), HCR ManorCare, Inc., a Delaware corporation (“HCR ManorCare”), HCR Properties, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of HCR ManorCare (“PropCo”), and HCR Healthcare, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of HCR ManorCare. Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, Buyer will acquire all of the outstanding interests in PropCo (the “Purchase”).  PropCo, through its subsidiaries, owns 338 post-acute, skilled nursing and assisted living centers (the “Facilities”) principally located in Ohio, Pennsylvania, Florida, Illinois and Michigan.  Following the closing of the Purchase (the “Closing”), the Facilities will be leased to a subsidiary of HCR ManorCare pursuant to a long-term, triple-net master lease (as described below) under which HCR ManorCare will operate the Facilities.  HCR ManorCare is owned by private equity funds managed by The Carlyle Group.

The Purchase Agreement places an enterprise value on PropCo of $6.1 billion.  At the Closing, HCR ManorCare will receive, subject to adjustment, consideration consisting of $852 million of Company common stock, $200 million of cash, the reinvestment of the proceeds from the repayment of the Company’s existing debt investments and the assumption or repayment of $4.6 billion of HCR ManorCare’s debt, including the approximately $1.7 billion of HCR ManorCare’s debt held by the Company.  If the Closing has not occurred prior to April 15, 2011, then the purchase price will decrease by an amount equal to $675,000 multiplied by a fraction (which shall not be greater than one) equal to the gross financing proceeds (including equity and debt) raised by the Company after the date of the Purchase Agreement divided by $4.1 billion for each day thereafter until the Closing.  The Company can elect to fund some or all of the stock portion of the consideration with cash.

In addition, in conjunction with the Purchase and the terms of the Purchase Agreement, the Company will either (i) have the option to purchase a 9.9% equity interest in HCR ManorCare for $95 million at the Closing or (ii) be granted a warrant to purchase a 9.9% equity interest, subject to dilution, in HCR ManorCare exercisable between the second and seventh anniversaries of the consummation of the Closing for $100 million.

The Closing is subject to receipt of regulatory approvals, the completion of a pre-Closing reorganization of HCR ManorCare and its subsidiaries and other customary closing conditions.  The Company expects the Closing to occur in the first quarter of 2011, although there can be no assurance that the Purchase will close or, if it does, when the Closing will occur.

The parties have made customary representations, warranties and convenants to each other in the Purchase Agreement. In addition, subject to certain limitations, the Company and the Stockholders have agreed to indemnify each other for losses arising out of breaches of its representations, warranties and covenants and HCR ManorCare will indemnify the Company against liabilities relating to HCR ManorCare’s pre-closing operations.

The Purchase Agreement may be terminated under certain circumstances, including by either party if the consummation of the Purchase has not occurred by June 13, 2011 (subject to extension to September 13, 2011 if all regulatory approvals have not been obtained), by either party if an order is entered prohibiting or disapproving the transaction and the order has become final and non-appealable, by either party upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied, or by HCR ManorCare if the Company fails to consummate the Purchase when all of the conditions to Closing have been satisfied or are capable of being satisfied.

In the event that HCR ManorCare terminates the Purchase Agreement because of the Company’s failure to close the Purchase when all conditions to closing are satisfied or are capable of being satisfied (other than conditions not satisfied because of the Company’s breach or default), then the Company will be required to pay HCR ManorCare $500 million as HCR ManorCare’s sole and exclusive remedy.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Purchase Agreement has been provided solely to inform investors of its terms.  The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Purchase Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate.  In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Purchase Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.  The Company’s shareholders and other investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company or any of its subsidiaries or affiliates.

Stockholders Agreement

In connection with the Purchase, the Company entered into a Stockholders Agreement (the “Stockholders Agreement”) with certain stockholders of HCR ManorCare (the “Stockholders”), which will entitle the Stockholders, for so long as they own, in the aggregate, at least 5% of the then-outstanding shares of Company common stock after the Closing, to designate Paul A. Ormond, the Chairman, President and Chief Executive Officer of HCR ManorCare, to serve on the Company’s board of directors.  The Stockholders Agreement also contains customary registration rights provisions relating to resales of the shares of Company common stock issued as consideration in the Purchase.

The foregoing description of the Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Stockholders Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Bridge Facility

On December 13, 2010 (the “Effective Date”), the Company entered into a credit agreement with UBS AG, Stamford Branch, as administrative agent, UBS Securities LLC, as joint lead arranger and joint bookrunner, Citigroup Global Markets Inc., as joint lead arranger and joint bookrunner, Citibank, N.A., as co-syndication agent, Wells Fargo Securities, LLC, as joint lead arranger and joint bookrunner, Wells Fargo Bank, National Association, as co-syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint bookrunner, Bank of America, N.A., as co-syndication agent, J.P. Morgan Securities, LLC, as joint lead arranger and joint bookrunner, and JPMorgan Chase Bank, N.A., as co-syndication agent, providing for a 364-day bridge loan facility (the “Bridge Facility”) to the Company in an aggregate amount of up to $3.3 billion upon the terms and conditions set forth therein.  The Bridge Facility is undrawn today, and the commitments thereunder are available until June 13, 2011, subject to extension until September 13, 2011 if all regulatory approvals under the Purchase Agreement have not been obtained. The commitments (and any outstanding loans) under the Bridge Facility will be reduced (and any outstanding loans shall be required to be prepaid) by an amount equal to the net cash proceeds from any offering of debt or equity securities by the Company after the Effective Date, excluding up to $575 million raised in any equity offering after the Effective Date, and from any asset sale by the Company after the Effective Date, subject to customary exclusions and reinvestment rights, including up to $100 million in asset sales over the term of the Bridge Facility. Proceeds from the Bridge Facility, if drawn, will be used to fund (in part) the consideration for the Purchase, to refinance certain existing indebtedness of the Company and HCR ManorCare and to pay related fees and expenses.

Availability under the Bridge Facility is subject to the satisfaction of certain conditions precedent including but not limited to (a) the absence of any material adverse effect with respect to the business of HCR ManorCare (defined in a manner consistent with the conditions in the Purchase agreement relating to the absence of a material adverse effect on HCR ManorCare), (b) substantially concurrent consummation of the Purchase and (c) the making of certain representations customary for transactions of this type, including representations with respect to corporate power and authority, enforceability, Federal Reserve margin regulations, and the Investment Company Act.  In addition, the lenders are not obligated to make loans on the Closing if certain events of default have occurred and are continuing that would result in a material adverse effect on the Company (as defined in the Bridge Facility). Loans outstanding under the Bridge Facility will bear interest at a rate per annum equal to LIBOR plus a margin ranging from 2.0% to 3.5%.

The Bridge Facility contains a package of covenants and events of default that is substantially similar to the covenants and events of default in the Company’s existing revolving credit agreement, dated August 1, 2007, with Bank of America, N.A., as administrative agent and the other agents and lenders party thereto.  If an event of default occurs and is continuing under the Bridge Facility, the Company may be required immediately to repay the loans and all other amounts outstanding under the Bridge Facility.  Lenders holding more than 50% of the loans and commitment under the Bridge Facility may elect to accelerate the maturity of the loans outstanding under the Bridge Facility upon the occurrence and during the continuation of an event of default.  Events of default include, but are not limited, to nonpayment of principal when due, nonpayment of interest, fees or other amounts, violation of covenants, bankruptcy and a change of control.  The Company’s obligations under the Bridge Facility are senior unsecured obligations of the Company, ranking pari passu with other unsecured, unsubordinated general obligations of the Company.

The foregoing description of the Bridge Facility does not purport to be complete and is qualified in its entirety by reference to the Bridge Facility, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Lease

Immediately after the Closing, certain wholly-owned subsidiaries of PropCo will lease the Facilities to a wholly-owned subsidiary of HCR ManorCare pursuant to a triple-net master lease (the “Master Lease”). All obligations under the Master Lease will be guaranteed by HCR ManorCare with HCR ManorCare being subject to a fixed charge coverage ratio on a debt incurrence basis and dividend payment limitations tied to a fixed charge coverage ratio and a percentage of available cash flow after funding maintenance capital expenditures and mandatory debt amortization.

The Facilities will be divided into four pools with initial lease terms of between 13 and 17 years.  HCR ManorCare will have a one-time lease extension option with respect to each pool for varying extension terms which could extend the total lease terms to between 23 and 35 years in length.  The pools are designed to have a comparable mix of Facilities based on location, asset type, and performance.

The Master Lease will provide for minimum rent in the first year of $472.5 million, with minimum rent to increase by 3.5% per year after each of the first five years of the term and by 3% per year for the remaining portion of the initial term.  The minimum rent may also increase by 25% for a period of 18 months in the event that the stockholders of HCR ManorCare elect to sell certain portions of their shares in the Company prior to various fixed dates measured from the commencement date of the Master Lease.  Upon the exercise of an extension option, minimum rent will reset to the greater of fair market value rent or 103% of the minimum rent for the prior year. Thereafter, minimum rent will increase by the greater of the annual increase in the consumer price index or 3%.

The Master Lease is structured so that HCR ManorCare will be responsible for all operating costs associated with the Facilities, including the repayment of taxes, insurance, and all repairs.  HCR ManorCare will also provide indemnities against liabilities associated with the operation of the Facilities.

On an annual basis, HCR ManorCare is required to make capital improvements to the Facilities equal to a minimum of $1,250/bed for the first three years of the Master Lease and a minimum of $800/bed commencing in year four of the Master Lease, subject to annual escalations.  Capital expenditures will be assessed in years 10 and 20 of the Master Lease term with HCR ManorCare being responsible for certain deferred maintenance and capital expenditure requirements based on such assessments.

PropCo will have the right of first refusal to provide sale-leaseback or other financing for any purchase options on facilities HCR ManorCare currently leases, any owned facilities not included in the transaction, and any development projects currently in HCR ManorCare’s pipeline.

Item 7.01.             Regulation FD Disclosure.

On December 13, 2010, the Company issued a press release announcing the Purchase.  A copy of the Company’s press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01              Financial Statements and Exhibits.

Exhibit No.	Exhibit
2.1	Purchase Agreement, dated as of December 13, 2010, by and among HCP, Inc., HCP 2010 REIT LLC, HCR ManorCare, Inc., HCR Properties, LLC and HCR Healthcare, LLC
10.1	Stockholders Agreement, dated as of December 13, 2010, among HCP, Inc., HCR ManorCare, Inc. and certain stockholders of HCR ManorCare, Inc.
10.2

Credit Agreement, dated as of December 13, 2010, among HCP, Inc., the lending institutions party hereto from time to time, UBS AG, Stamford Branch, as administrative agent, UBS Securities LLC, as joint lead arranger and joint bookrunner, Citibank, N.A., as joint lead arranger and joint bookrunner, Citicorp North America, Inc., as co-syndication agent, Wells Fargo Securities, LLC, as joint lead arranger and joint bookrunner, Wells Fargo Bank, National Association, as co-syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint bookrunner, Bank of America, N.A., as co-syndication agent, J.P. Morgan Securities, LLC, as joint lead arranger and joint bookrunner, and JPMorgan Chase Bank, N.A., as co-syndication agent.

99.1	Press Release of HCP, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCP, INC.

	By:	/s/ Thomas M. Herzog
	Name:	Thomas M. Herzog
	Title:	Executive Vice President – Chief
Financial Officer

Dated: December 14, 2010

Exhibit Index

Exhibit No.	Exhibit
2.1	Purchase Agreement, dated as of December 13, 2010, by and among HCP, Inc., HCP 2010 REIT LLC, HCR ManorCare, Inc., HCR Properties, LLC and HCR Healthcare, LLC
10.1	Stockholders Agreement, dated as of December 13, 2010, among HCP, Inc., HCR ManorCare, Inc. and certain stockholders of HCR ManorCare, Inc.
10.2

Credit Agreement, dated as of December 13, 2010, among HCP, Inc., the lending institutions party hereto from time to time, UBS AG, Stamford Branch, as administrative agent, UBS Securities LLC, as joint lead arranger and joint bookrunner, Citibank, N.A., as joint lead arranger and joint bookrunner, Citicorp North America, Inc., as co-syndication agent, Wells Fargo Securities, LLC, as joint lead arranger and joint bookrunner, Wells Fargo Bank, National Association, as co-syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint bookrunner, Bank of America, N.A., as co-syndication agent, J.P. Morgan Securities, LLC, as joint lead arranger and joint bookrunner, and JPMorgan Chase Bank, N.A., as co-syndication agent.

99.1	Press Release of HCP, Inc.